EXHIBIT 10.24

SECOND AMENDMENT TO RIGHTS AGREEMENT

Second Amendment, dated as of June 12, 2003 (this “Amendment”), to the Rights Agreement, dated as of October 12, 1999 (the “Rights Agreement”), between First Essex Bancorp, Inc., a Delaware corporation (the “Company”), and BankBoston, N.A., a national banking association, as Rights Agent, amended effective November 14, 2001 to appoint EquiServe Trust Company, N.A. the Rights Agent (the “Rights Agent”).  Capitalized terms not otherwise defined in this Amendment shall have the meaning ascribed to them in the Rights Agreement.

WHEREAS, pursuant to Section 26 of the Rights Agreement, the Company may, prior to the Distribution Date and subject to the last sentence of Section 26, supplement or amend any provision of the Rights Agreement without the approval of any holders of the Rights; and

WHEREAS, the Company now desires to amend the Rights Agreement as set forth in this Amendment, and pursuant to Section 26 of the Rights Agreement, the Company hereby directs that the Rights Agreement shall be amended as set forth in this Amendment.

NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1. Amendments to Section 1.

(a) Section 1 of the Rights Agreement is hereby amended by adding the following definitions:

“Sovereign” shall mean Sovereign Bancorp, Inc., a Pennsylvania corporation.

“Merger” shall have the meaning set forth in the Merger Agreement.

“Merger Agreement” shall mean the Agreement and Plan of Merger, by and among the Company, Sovereign Merger Sub, Inc. and Sovereign, authorized and approved by the Board of Directors of the Company at the meeting of the Board of Directors held on June 12, 2003, as it may be amended from time to time.

(b) The definition of “Acquiring Person” in Section 1 of the Rights Agreement is hereby amended by inserting the following sentence at the end thereof:

“Notwithstanding the foregoing or any other provision of this Rights Agreement to the contrary, none of Sovereign, any Subsidiary of Sovereign or any other Person shall be deemed to be an Acquiring Person by virtue of the Merger Agreement as a result of any of (i) the announcement or execution of the Merger Agreement, or the announcement or execution of any other transactions contemplated thereby; (ii) the consummation of the

Merger or any other transactions contemplated in the Merger Agreement; (iii) the consummation of the Bank Merger (as defined in the Merger Agreement) or any other transactions contemplated in the Bank Plan of Merger (as defined in the Merger Agreement), or of the merger of any other subsidiaries of the Company or Sovereign contemplated by the Merger Agreement; or (iv) the announcement or execution by Sovereign of any form of affiliate letter in connection with the Merger Agreement, between Sovereign and various stockholders of the Company, or the exercise by Sovereign of any of its rights thereunder (each of (i), (ii), (iii) and (iv) are hereinafter referred to as a “Sovereign Transaction”).”

2. Amendments to Section 3(b).  Section 3(b) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, a Distribution Date shall not be deemed to have occurred as a result of any Sovereign Transaction.”

3. Amendment to Section 11(c).  Section 11(c) of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:

“(IV)       Notwithstanding anything in this Rights Agreement to the contrary, each Sovereign Transaction shall not be deemed to be a Business Combination and shall not cause the Rights to be adjusted or exercisable in accordance with, or any other action to be taken or any obligation or duty to arise pursuant to, this Section 11(c).”

4. Amendment to Section 12(a).  Section 12(a) of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, each Sovereign Transaction shall not be deemed to be a change in the Common Shares or the Preferred Shares under this Section 12(a) and shall not cause the Rights to be adjusted or exercisable in accordance with, or any other action to be taken or any obligation or duty to arise pursuant to, this Section 12.”

5. Amendment to Section 22.  Section 22 of the Rights Agreement is hereby amended by adding the following sentence after the first sentence:

“In the event the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to have resigned on the effective date of such termination.”

6. New Section 33.  A new Section 33 is added as follows:

“Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supplies, breakdowns or malfunctions, interruptions or malfunction of computer facilities or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war or civil unrest.”

7. Effectiveness.  This Amendment shall be deemed effective as of the date first above written, as if executed by the Company on such date.  Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.  The Company agrees that it shall not, without the prior written consent of Sovereign, amend the Rights Agreement in a manner which shall (i) cause Sovereign, or any of its subsidiaries, to become an Acquiring Person as a result of any Sovereign Transaction; (ii) cause a Distribution Date to occur as a result of any Sovereign Transaction; (iii) cause any Right to become exercisable in accordance with the Rights Agreement as a result of any Sovereign Transaction; or (iv) cause any Right to be adjusted or become eligible for exchange pursuant to Section 11 of the Rights Agreement or give any holders of Rights the right to receive or purchase any securities of any person pursuant to such Section 11 as a result of any Sovereign Transaction.  Notwithstanding the foregoing, if Sovereign, or any of its subsidiaries, acquires Beneficial Ownership of any securities of the Company other than pursuant to a Sovereign Transaction, then the previous sentence shall be rescinded and be of no further force or effect.

8. Governing Law.  This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

9. Counterparts.  This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed an original, and all such counterparts together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first above written.

FIRST ESSEX BANCORP, INC.

/s/ William F. Burke
William F. Burke
Executive Vice President

EQUISERVE TRUST COMPANY, N.A.

/s/ Margaret M.. Prentice
Margaret M. Prentice
Managing Director